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                                                                      EXHIBIT 11



                          COLLINS & AIKMAN CORPORATION

      COMPUTATION OF EARNINGS PER SHARE IN MILLIONS, EXCEPT PER SHARE DATE


                                   (UNAUDITED)


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                                                                             QUARTER ENDED

                                                                      SEPTEMBER 30,       SEPTEMBER 30,
                                                                          2004                2003
                                                                      -------------       -------------
Average common shares outstanding during the period:
            Basic.............................................           83.6                  83.6

Incremental shares under stock options computed under
           the price of issuer's stock during the period......             --                    --
                                                                        -----                 -----

           Total shares for basic EPS.........................           83.6                  83.6

Loss from continuing operations before extraordinary
           item...............................................          (55.6)                (32.1)

Income from discontinued operations, net of income
            taxes.............................................             --                    --

Cumulative effect of a change in accounting principle,
            Net of income taxes of $0.........................             --                    --
                                                                        -----                 -----

            Net loss..........................................          (55.6)                (32.1)
                                                                        =====                 =====
            Loss on redemption of subsidiary preferred stock               --                    --
            Net loss attributable to common shareholders......          (55.6)                (32.1)
                                                                        =====                 =====

Net loss per basic and diluted common share:
            Continuing operations.............................          (0.67)                (0.38)
            Discontinued operations...........................             --                    --
            Cumulative effect of change in accounting principle            --                    --
                                                                        -----                 -----
            Net loss attributable to common shareholders......          (0.67)                (0.38)
                                                                        =====                 =====
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